Exhibit 10.1

EXCLUSIVE CONSULTING AND TECHNICAL SERVICE AGREEMENT

This Exclusive Consulting and Technical Service Agreement (“Agreement”) is entered into by and between the following parties on February 1, 2012 (“Effective Date”):

(1)
New Generation Special Network Communication Technology Co. Ltd. (“NGSN”), a limited liability company incorporated in the PRC with its address at 4th Floor, China Potevio Building, No. 6 Bei’er Street, Haidian District, Beijing, P.R.C.; and

(2)
Gulfstream Capital Partners Limited (“Gulfstream”), a limited liability company incorporated in the Republic of Seychelles with its address at 1st Floor, #5 DEKK House, De Zippora Street, Providence Industrial Estate, Mahe, P.O. Box 456, Republic of Seychelles.

NGSN and Gulfstream are hereinafter jointly referred to as the “Parties” and each individually as a “Party”.

RECITALS

A.
Gulfstream is a wholly owned subsidiary of VelaTel Global Communications, Inc. (“VelaTel”). VelaTel is in the business of designing, building, deploying and operating high speed wireless broadband telecommunications networks in key markets throughout the world. VelaTel has technical expertise, sales, marketing, customer support, relationships with equipment vendors and access to vendor and institutional financing.

B.
NGSN holds a License for Value-added Telecom Service Business, by which it is authorized to provide information service business nationwide in the PRC on wireless networks. NGSN also has the ability to apply for radio frequency spectrum licenses and concessions needed for its business development.

C.
NGSN and VelaTel entered into a Business Agreement on October 21, 2011 (“Business Agreement”), according to which VelaTel and NGSN will set up an offshore joint venture, which will then set up a wholly foreign owned enterprise in the PRC (“WFOE”), to provide service to a subsidiary company of NGSN (“NGSN’s Subsidiary”) for certain telecom business that will be authorized by NGSN.

D.	According to the Business Agreement, WFOE and NGSN’s Subsidiary shall sign a Service Agreement to set forth the details of the relationship between WFOE and NGSN’s Subsidiary.

E.
WFOE and NGSN’s Subsidiary are now both under the process of formation. To expedite the progress of cooperation, the Parties wish to enter into this Agreement before WFOE and NGSN’s Subsidiary are duly established, with the expectation that NGSN and Gulfstream will be replaced by NGSN’s Subsidiary and WFOE after their respective formation, and that this Agreement will then be carried out by NGSN’s Subsidiary and WFOE.

Therefore, the Parties enter into this Agreement as follows upon friendly negotiation:

AGREEMENT

1.	Scope of Services and Exclusivity

1.1
During the term of this Agreement, Gulfstream shall provide to NGSN, and NGSN shall accept, the consulting and technical support services set forth in Appendix I hereto (the “Services”), on and subject to the terms and conditions provided under this Agreement.

1.2
Without Gulfstream’s prior written consent, during the term of this Agreement, NGSN shall not enter into any transaction with any third party which is the same as or similar to the arrangements contemplated under this Agreement.

2.	Service Fee

2.1	NGSN shall pay Gulfstream certain fees for the Services provided by Gulfstream (the “Service Fee”) in amounts to be mutually agreed.

3.	Representations and Warranties

3.1	Gulfstream hereby represents and warrants to NGSN as follows:

3.1.1	Gulfstream is a duly registered and existing company;

3.1.2
Gulfstream has the power to execute and perform its obligations under this Agreement.  The execution and performance of this Agreement by Gulfstream is in compliance with the articles of association or other organizational documents of Gulfstream, and Gulfstream has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

3.1.3
The execution and performance of this Agreement by Gulfstream does not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting Gulfstream, nor does it violate any agreements between Gulfstream and any third party or any covenants made to any third party; and

3.1.4	This Agreement constitutes lawful, valid and enforceable obligations of Gulfstream.

3.2	NGSN hereby represents and warrants to Gulfstream as follows:

3.2.1	NGSN is a duly registered and existing company;

3.2.2
NGSN has the power to execute and perform its obligations under this Agreement.  The execution and performance of this Agreement by NGSN is in compliance with the articles of association or other organizational documents of NGSN, and NGSN has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

3.2.3
The execution and performance of this Agreement by NGSN does not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting NGSN, nor does it violate any agreements between NGSN and any third party or any covenants made to any third party;

3.2.4
NGSN has been authorized by all necessary and appropriate government authorities to conduct its business as currently being conducted or contemplated to be conducted, including but not limited to designing, building and operating the wireless campus network; and

3.2.5	This Agreement constitutes lawful, valid and enforceable obligations of NGSN.

4.	Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement constitutes confidential information.  The Parties shall maintain the confidentiality of all such information.  Without the prior written consent of the Party who had provided such information, neither of the Parties shall disclose any confidential information to any third party, except in the following circumstances: (a) such information is or comes into the public domain (through no fault or disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal or financial advisors regarding the transactions contemplated hereunder, and such legal or financial advisors are also bound by duties of confidentiality similar to the duties set forth in this Article.  Disclosure of any confidential information by the staff or employee of any Party shall be deemed as disclosure of such confidential information by such Party, for which the Party shall be held liable for breach of this Agreement.  This Article shall survive the termination of this Agreement for any reason.

5.	Effectiveness and Term

5.1
This Agreement shall take effect as from February 1, 2012.  Unless earlier terminated or extended in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be fifteen (15) years (the “Initial Term”).

5.2
Unless a notice of non-extension in writing is sent by one Party to another Party prior to the expiration, this Agreement shall be automatically renewed for an additional term of five (5) years (each an “Additional Term”) upon expiration of the Initial Term and each Additional Term thereafter.

5.3
Unless otherwise provided herein, if the term of operation of any Party expires within the Initial Term or any Additional Term of this Agreement, such Party shall promptly extend its term of operation in order to ensure the continuous effectiveness and enforceability of this Agreement. If such Party fails to obtain the approval or consent for extension of its term of operation from the competent governmental authority, this Agreement shall terminate upon the expiration of the term of operation of such Party.

6.	Termination

6.1	Notwithstanding the foregoing, NGSN or Gulfstream may terminate this Agreement prior to the expiration of the Initial Term or Additional Term under any the following circumstances:

6.1.1.	The performance of this Agreement is prevented by any events of force majeure for a period of six (6) months or more; or

6.1.2	Subject to the applicable law, if either Party becomes insolvent or is subject to bankruptcy or any similar proceedings which would restrict the ability of such Party to conduct its business.

6.2	Upon the termination of this Agreement, the amount of Service Fee already accrued shall be payable by NGSN to Gulfstream within thirty (30) days of demand by Gulfstream.

7.	Applicable Law and Dispute Resolution

7.1	The formation, effect, interpretation, performance, amendment, termination and dispute resolution of this Agreement shall be governed by PRC laws.

7.2
Any dispute arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultations by the Parties.  If the dispute fails to be resolved within thirty (30) days after one Party gives notice requesting consultations to the other Party, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in Beijing in accordance with then effective arbitration rules of the Commission.  The arbitration panel shall consist of three (3) arbitrators who may or may not be on the CIETAC’s list of arbitrators, of which one arbitrator shall be selected by NGSN and one arbitrator shall be selected by Gulfstream.  The third arbitrator, who shall be the chairman of the arbitration panel, shall be jointly selected by the two arbitrators selected by the Parties and shall not be a citizen of the United States or the PRC, shall be fluent in both English and Chinese and shall have expertise in the area of the dispute.  The arbitration award shall be final and binding on both Parties.

7.3
During the existence of any dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute.

8.	Notices

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the following addresses (or at such other address for such Party shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) days after delivery to or pickup by the overnight courier service:

If to Gulfstream:

4F-1 No. 102 Kuang Fu South Road
Taipei  106, TAIWAN
Telephone:  + 886-2-2740-0978
Fax:  + 886-2-2778-1534
Attention:  Colin Tay

If to NGSN:

4th Floor, China Potevio Building
No. 6 Bei’er Street, Haidian District
Beijing, PRC
Telephone:  +86-10-82484306
Fax:  +86-10-82488850
Attention:  Tianli Sui

9.	Miscellaneous

9.1	This Agreement will be replaced by a future service agreement between the to-be registered WFOE and NGSN’s Subsidiary. Once replaced, this Agreement will become void.

9.2
Gulfstream or VelaTel shall provide proof of funds for US$500,000 within thirty (30) days of the Effective Date, and shall pay as needed from such funds the amount required as registered capital for WFOE, with the first injection paid within five (5) business days of completion of WFOE’s registration to do business. Gulfstream and/or VelaTel also commit to invest $18 million within twelve (12) months of NGSN obtaining radio frequency spectrum licenses in 3.5 or 1.8 GHz spectrum as CAPEX and OPEX for WFOE. The actual investment intensity and schedule shall comply with the Business Plan that shall be jointly prepared by NGSN’s Subsidiary and WFOE. The Business Plan shall be attached to the Shareholders and Share Subscription Agreement as a binding Annex. Failure to do so shall constitute a breach of this Agreement.

9.3	This Agreement is made in two originals in English. Each Party shall keep one original version.

9.4	This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the Parties hereto.

9.5
No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the Parties.  The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

9.6
If any provision of this Agreement is deemed or becomes invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable; or, if it cannot be so construed or deemed amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

9.7
Each Party shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as may be necessary or desirable to give effect to the terms and intent of this Agreement and any ancillary documents.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties as of the date first above written.

GULFSTREAM CAPITAL PARTNERS LIMITED

By:	Colin Tay
Colin Tay
Title: President

NEW GENERATION SPECIAL NETWORK COMMUNICATION TECHNOLOGY CO., LTD.

By:	Tianli Sui
Tianli Sui
Title: General Manager

Appendix I – Scope of Services

(1) Project technical solution design;

(2) Project site selection and construction;

(3) Project financing;

(4) Equipment (including software) procurement, installation, operation and maintenance;

(5) Engineering;

(6) Bandwidth rent;

(7) Radio frequency design;

(8) System security and optimization;

(9) Project management and operation management;

(10) Warranty service;

(11) Other services deemed necessary by the Parties.